EXHIBIT 99.2


      REPORT OF THIGPEN, JONES, SEATON & CO., P.C., DATED JANUARY 28, 1999


[LETTERHEAD LOGO]
THIGPEN, JONES, SEATON & CO., P.C.


INDEPTENDENT AUDITORS' REPORT


Board of Directors
Three Rivers Bancshares, Inc. and Subsidiary


     We have audited the accompanying consolidated balance sheet of Three Rivers Bancshares, Inc. and Subsidiary, as of December 31, 1997, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the two years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes , assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Three Rivers Bancshares, Inc. and Subsidiary at December 31, 1997, and the consolidated results of its operations adn its cash flows for each of the two years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.


                                              Thigpen, Jones, Seaton & Co., P.C.


January 29, 1998
Dublin, Georgia